PRESS RELEASE DATED February 14, 2017


Exhibit 99 PUNCH TV STUDIOS | PRESS OFFICE
For immediate release: February 14, 2017


PUNCH TV STUDIOS TO LAUNCH PUNCH ANIMATION (OTCMKTS: URBT) LED BY LEGENDARY IRON MAN AND MONSTERS INC. ANIMATORS

Punch TV Studios continues expanding its media empire through creative development and strategic efforts with the unveiling of their latest division:
Punch Animation, Inc. (OTCMKTS: URBT).

Punch Animation will focus on the development of animated television series and movies for syndication through Punch TV Studios.

Punch Animation, Inc. (OTCMKTS: URBT) was previously Urban Television
Network, which was the first African-American owned network in America. It was recently renamed Punch Animation, Inc. and is in the process of filling a 10-K to convey the company's financial performance.

Punch Animation, Inc. (OTCMKTS: URBT) is pleased to announce it's recent hire of award-winning, dynamic animation duo Floyd Norman and Leo Sullivan.

The President of Creative Development for the new Punch Animation, Inc. is legendary producer Floyd Norman, an American animator, writer, and comic book artist. Mr. Norman is best-known for his movies Sleeping Beauty, Jungle Book, Toy Story, 101 Dalmatians and Monsters, Inc. Mr. Norman actually worked with the man himself, Walt Disney and brings decades of experience in animation and production to Punch Animation, Inc. (OTCMKTS: URBT).

Emmy Award winning Animator/Filmmaker, Leo Sullivan is taking on the role as Chief Operating Officer. Mr. Sullivan is most-recognized for his movies Flash Gordon, Pac-Man, Iron Man, Tiny Toons Adventures, Scooby-Doo and Flintstones. Mr. Sullivan has over 50 years of experience in the field of animation and is a credentialed teacher for the State of California in Vocational Education Teaching. He has taught at The Art Institute of California-Orange County, guest lecturer at UCLA and Compton College Animation Arts Departments, worked with numerous community organizations and has taught and mentored youths who have gone on to work in major animation studios.

These renowned animators are already diligently producing new concepts and ideas to make Punch Animation, Inc. the new Disney (NYSE: DIS) in the near future. Punch TV Studios, an American production company, is recognized throughout the entertainment and media industry for developing original and creative content for licensing and distribution around the world.

In June of 2016, Punch TV Studios launched there Initial Public Offering (IPO) at $1.00 per share and is currently in the IPO phase. To find out more information or to become a stockholder with Punch TV Studios visit their website at PunchTVStudios.com. Follow us on Nabukie.com #PUNCHTVSTUDIOS #WALLSTREET #2017IPO